Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zymeworks Inc.

We consent to the incorporation by reference in the registration statement (No. 333‑225556) on Form S-8 and (No. 333-234517) on Form S-3ASR of Zymeworks Inc. of our reports dated February 24, 2021, with respect to the consolidated balance sheets of Zymeworks Inc. as of December 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Zymeworks Inc.

Our report on the consolidated financial statements refers to changes to accounting policies in 2019 due to the adoption of ASC 842 – Leases.
/s/ KPMG LLP
Chartered Professional Accountants
Vancouver, Canada
February 24, 2021